Exhibit 99.1

Mediacom Broadband LLC Reports

Results for Fourth Quarter and Full Year 2018

Mediacom Park, NY – February 21, 2019 – MEDIACOM BROADBAND LLC, a wholly-owned subsidiary of Mediacom Communications Corporation, today reported unaudited financial and operating highlights for the three months and full year ended December 31, 2018. These results for Mediacom Broadband LLC remain subject to adjustments based upon completion of the audit for the full year ended December 31, 2018.

Mediacom Broadband LLC Results for Fourth Quarter 2018*

•	Revenues were $279.8 million, reflecting a 5.0% increase from the prior year period

•	Operating income was $70.2 million, reflecting a 59.2% increase from the prior year period

•	Adjusted operating income before depreciation and amortization (“Adjusted OIBDA”) was $112.9 million, reflecting an 8.6% increase from the prior year period

•	Net cash flows provided by operating activities were $107.5 million, compared to $80.0 million in the prior year period

•	Free cash flow of $46.3 million, compared to $43.0 million in the prior year period

Mediacom Broadband LLC Results for Full Year 2018*

•	Revenues were $1,100.7 million, reflecting a 3.9% increase from the prior year

•	Operating income was $269.9 million, reflecting a 17.1% increase from the prior year

•	Adjusted OIBDA was $423.4 million, reflecting a 5.1% increase from the prior year

•	Net cash flows provided by operating activities were $368.7 million, compared to $325.3 million in the prior year

•	Free cash flow of $174.4 million, compared to $137.1 million in the prior year

About Mediacom

Mediacom Communications Corporation is the 5th largest cable operator in the U.S. serving almost 1.4 million customers in smaller markets primarily in the Midwest and Southeast. Mediacom offers a wide array of information, communications and entertainment services to households and businesses, including video, high-speed data, phone, and home security and automation. Through Mediacom Business, the company provides innovative broadband solutions to commercial and public sector customers of all sizes, and sells advertising and production services under the OnMedia brand. More information about Mediacom is available at www.mediacomcable.com.

Contacts:
Investor Relations	Media Relations
Jack P. Griffin	Thomas J. Larsen
Group Vice President, Corporate Finance	Senior Vice President, Government and Public Relations
(845) 443-2654	(845) 443-2754

* Adjusted OIBDA and free cash flow are defined under “Use of Non-GAAP Financial Measures” in Table 5 and are reconciled to operating income and net cash flows provided by operating activities, respectively, in Table 3. The effects of recent changes to certain account standards on our revenue recognition are noted in table 6.

TABLE 1*

Mediacom Broadband LLC

Selected Financial and Operating Data

(Dollars in thousands, except per unit data)

(Unaudited)

	Three Months Ended December 31,
	2018	2017	YoY% Change
Video	$102,322	$107,097	(4.5%)
High-speed data	106,564	93,222	14.3%
Phone	15,687	14,986	4.7%
Business services	41,879	39,357	6.4%
Advertising	13,397	11,974	11.9%

Total revenues	$279,849	$266,636	5.0%
Service costs	(112,437)	(109,113)	3.0%
SG&A expenses	(49,016)	(48,235)	1.6%
Management fees	(6,325)	(5,350)	18.2%

OIBDA (a)	$112,071	$103,938	7.8%
Non-cash share-based compensation	818	—	—

Adjusted OIBDA (a)	$112,889	$103,938	8.6%
Cash interest expense (a)	(12,608)	(16,168)	(22.0%)
Capital expenditures (b)	(49,490)	(40,223)	23.0%
Dividend to preferred members	(4,500)	(4,500)	—

Free cash flow (a)	$46,291	$43,047	7.5%

Adjusted OIBDA margin (c)	40.3%	39.0%

	December 31, 2018	December 31, 2017	YoY% Change
Video customers	428,000	455,000	(5.9%)
High-speed data (“HSD”) customers	699,000	668,000	4.6%
Phone customers	339,000	312,000	8.7%

Primary service units (“PSUs”)	1,466,000	1,435,000	2.2%

Video customer declines	(9,000)	—
HSD customer increases	5,000	9,000
Phone customer increases	3,000	12,000

Quarterly PSU (declines) increases	(1,000)	21,000

Customer relationships (d)	753,000	755,000	(0.3%)

Average total monthly revenue per:
PSU (e)	$63.61	$62.39	2.0%
Customer relationship (f)	$123.64	$117.80	5.0%

	December 31, 2018	December 31, 2017
Bank credit facility	$1,024,375	$1,077,000
5 1⁄2% senior notes due 2021	200,000	200,000
6 3⁄8% senior notes due 2023	—	300,000

Total debt (g)	$1,224,375	$1,577,000
Cash	(29,964)	(12,606)

Net debt (g)	$1,194,411	$1,564,394

Net leverage ratio (h)	2.65x	3.76x
Interest coverage ratio (i)	8.95x	6.43x

* See Table 3 for reconciliations of Adjusted OIBDA to operating income, cash interest expense to interest expense, net, and free cash flow to net cash flows from operating activities, and Table 5 for information regarding our use of non-GAAP measures. See Table 4 for details of capital expenditures. See Table 6 regarding recent changes to certain accounting standards on our revenue recognition. See footnotes on Page 5, which contain important disclosures regarding the definitions used for selected unaudited financial and operating data.

TABLE 2*

Mediacom Broadband LLC

Selected Financial Data

(Dollars in thousands)

(Unaudited)

	Year Ended December 31,
	2018	2017	YoY% Change
Video	$422,485	$439,716	(3.9%)
High-speed data	406,922	366,012	11.2%
Phone	61,647	59,350	3.9%
Business services	165,665	152,481	8.6%
Advertising	43,957	41,527	5.9%

Total revenues	$1,100,676	$1,059,086	3.9%
Service costs	(456,527)	(439,990)	3.8%
SG&A expenses	(197,594)	(194,629)	1.5%
Management fees	(24,000)	(21,665)	10.8%

OIBDA (a)	$422,555	$402,802	4.9%
Non-cash share-based compensation	818	—	—

Adjusted OIBDA (a)	$423,373	$402,802	5.1%
Cash interest expense (a)	(52,890)	(66,250)	(20.2%)
Capital expenditures (b)	(178,061)	(181,477)	(1.9%)
Dividend to preferred members	(18,000)	(18,000)	—

Free cash flow (a)	$174,422	$137,075	27.2%

Adjusted OIBDA margin (c)	38.5%	38.0%

TABLE 3

Mediacom Broadband LLC

Reconciliation of Non-GAAP Measures

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net cash flows provided by operating activities	$107,506	$80,032	$368,704	$325,262
Capital expenditures	(49,490)	(40,223)	(178,061)	(181,477)
Dividend to preferred members	(4,500)	(4,500)	(18,000)	(18,000)
Other expense, net	446	353	657	1,329
Non-cash share-based compensation	818	—	818	—
Changes in assets and liabilities, net	(8,489)	7,385	304	9,961

Free cash flow (a)	$46,291	$43,047	$174,422	$137,075

Operating income	$70,224	$44,098	$269,860	$230,469
Depreciation and amortization	41,847	59,840	152,695	172,333

OIBDA (a)	$112,071	$103,938	$422,555	$402,802
Non-cash share-based compensation	818	—	818	—

Adjusted OIBDA (a)	$112,889	$103,938	$423,373	$402,802

Interest expense, net	$13,638	$17,170	$57,147	$70,089
Amortization of deferred financing costs	(1,030)	(1,002)	(4,257)	(3,839)

Cash interest expense (a)	$12,608	$16,168	$52,890	$66,250

* See Table 3 for a reconciliation of Adjusted OIBDA to operating income, cash interest expense to interest expense, net, and free cash flow to net cash flows from operating activities, and Table 5 for information regarding, our use of non-GAAP measures. See Table 6 regarding the effect of recent changes to certain accounting standards on our revenue recognition.

TABLE 4

Mediacom Broadband LLC

Capital Expenditures

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Customer premise equipment	$19,124	$22,917	$80,726	$85,959
Enterprise networks	1,754	1,661	8,096	9,637
Scalable infrastructure	6,747	3,005	31,176	30,368
Line extensions	3,326	2,557	12,372	14,173
Upgrade / rebuild	12,789	5,859	28,081	25,938
Support capital	5,750	4,224	17,610	15,402

Total capital expenditures	$49,490	$40,223	$178,061	$181,477

TABLE 5

Use of Non-GAAP Financial Measures

“OIBDA,”, “Adjusted OIBDA”, “cash interest expense” and “free cash flow” are not financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. We define OIBDA as operating income before depreciation and amortization and Adjusted OIBDA as OIBDA excluding non-cash share-based compensation. We define cash interest expense as interest expense, net, less amortization of deferred financing costs. We define free cash flow as Adjusted OIBDA less capital expenditures, cash interest expense and dividends to preferred members.

OIBDA and Adjusted OIBDA are some of the primary measures used by management to evaluate our performance and to forecast future results. We believe OIBDA and Adjusted OIBDA are useful for investors because it enables them to assess our performance in a manner similar to the methods used by management, and provide measures that can be used to analyze our value and evaluate our performance compared to other companies in the cable industry. A limitation of OIBDA and Adjusted OIBDA, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management utilizes a separate process to budget, measure and evaluate capital expenditures. In addition, Adjusted OIBDA also has the limitation of not reflecting the effect of our non-cash, share-based compensation. OIBDA and Adjusted OIBDA may not be comparable to similarly titled measures used by other companies, which may have different depreciation and amortization policies, and are key components in our covenant calculations.

Free cash flow is used by management to evaluate our ability to repay debt and facilitate the growth of our business with internally generated funds. A limitation of free cash flow, however, is that it may be affected by the timing of our capital spending. We believe free cash flow is useful for investors as it provides an additional measure that can be used to analyze our value and evaluate our performance compared to other companies in the cable industry. Free cash flow may not be comparable to similarly titled measures reported by other companies.

OIBDA, Adjusted OIBDA and free cash flow should not be regarded as alternatives to operating income or net income as indicators of operating performance, or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA and Adjusted OIBDA and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to free cash flow.

Cash interest expense excludes the amortization of financing costs which were paid upon the financing of the relevant debt. We believe cash interest expense is useful for investors because it enables them to assess our cost of debt for the current period without including the amortization of financing costs that were previously paid. We believe interest expense, net, is the most directly comparable GAAP financial measure to cash interest expense.

For reconciliations of OIBDA, cash interest expense and free cash flow to their most directly comparable GAAP financial measures, see Table 3.

TABLE 6

Changes in Accounting Standards – Revenue Recognition

As of January 1, 2018, we adopted Accounting Standards Update No. 2014-09 – Revenues from Contracts with Customers and related guidance (collectively, “revenue recognition”), which was issued by the Financial Accounting Standards Board. Adoption of this accounting standard affected both the timing of revenue recognition (the “timing change”) and the allocation of revenues among video, HSD and phone within our multi-product offerings, in which we offer product bundles at a discount (the “allocation change”). We adopted this accounting standard using a modified retrospective transition, and accordingly, the impact of such adoption was reflected in our financial results only for the three months and full year ended December 31, 2018 and prior period results were not restated. The adoption of the new standard did not have a material impact on the results of operations of Mediacom Broadband LLC for the three months and full year ended December 31, 2018. Excluding the impact of the timing change on Mediacom Broadband LLC, total revenues and OIBDA for the three months ended December 31, 2018, would have increased 5.0% and 7.8%, respectively. Excluding the impact of the timing change on Mediacom Broadband LLC, total revenues and OIBDA for the full year ended December 31, 2018, would have increased 3.9% and 4.8%, respectively. Because of the allocation change, we recorded a decrease in our video revenues and corresponding increases in our HSD and phone revenues. Excluding the overall impact of the timing change and the allocation change for Mediacom Broadband LLC, video revenues would have decreased 0.7%, HSD revenues would have increased 11.7% and phone revenues would have decreased 4.6% for the three months ended December 31, 2018. Excluding the overall impact of the timing change and the allocation change for Mediacom Broadband LLC, video revenues would have decreased 1.3%, HSD revenues would have increased 8.8% and phone revenues would have decreased 0.8% for the full year ended December 31, 2018.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements, including statements regarding our beliefs with respect to future events and our future financial performance. These forward-looking statements are not guarantees of future performance or results, and are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate as a result of various factors, many of which are beyond our control. Significant factors that may cause such differences to occur include, but are not limited to: increased levels of competition; greater than anticipated programming and other service costs; our ability to generate sufficient cash flow to meet our debt service obligations; and other risks and uncertainties discussed in Mediacom Broadband LLC’s most recent Annual Report on Form 10-K. We disclaim any obligation to update any forward-looking statements contained herein, except as required by applicable federal securities laws.

FOOTNOTES:

(a)	See Table 5 for information about our use of Non-GAAP financial measures.

(b)

Capital expenditures excludes changes in accrued property, plant and equipment, which represented sources cash of $0.8 million and $3.4 million for the three months and full year ended December 31, 2018, respectively, and a use of cash of $0.2 million and a source of cash of $1.8 million for the three months and full year ended December 31, 2017, respectively.

(c)	Represents Adjusted OIBDA as a percentage of total revenues.

(d)	Represents the total number of customers that receive at least one service, without regard to which service(s) customers purchase.

(e)	Represents average total monthly revenues for the quarter divided by average PSUs for such quarter.

(f)	Represents average total monthly revenues for the quarter divided by average customer relationships for such quarter.

(g)	Total debt excludes the effect of deferred financing costs, net.

(h)	Represents total debt minus cash at quarter end divided by annualized Adjusted OIBDA for the quarter.

(i)	Represents Adjusted OIBDA divided by cash interest expense for the quarter.